TEXTRON	Exhibit 99
Corporate Communications Department	NEWS Release
Investor Contacts: Doug Wilburne – 401-457-3606 Bill Pitts – 401-457-2502	FOR IMMEDIATE RELEASE
Media Contact: Karen Gordon Quintal – 401-457-2362
Textron Announces Two-for-One Stock Split, 19% Increase to Annualized Dividend Rate and Authorizes New Share Repurchase Program Declares Quarterly Dividend

Providence, Rhode Island – July 19, 2007– Textron Inc. (NYSE: TXT) today announced that its Board of Directors has approved a two-for-one split of its shares of Common Stock.  The stock split will be effected through a 100% stock dividend, payable on August 24, 2007 to shareholders of record as of the close of business on August 3, 2007. Textron’s Common Stock will begin trading at the split-adjusted price on August 27, 2007.

In addition, Textron’s Board of Directors has approved a 19% increase in the company's annualized Common Stock dividend rate, from $0.775 per share to $0.92 per share, stated on a post-split basis. Accordingly, the Board has declared a quarterly dividend of $0.23 per share on Textron’s Common Stock. The Board also declared a quarterly dividend of $0.52 per share on Textron's $2.08 Cumulative Convertible Preferred Stock, Series A, and $0.35 per share on Textron’s $1.40 Convertible Preferred Dividend Stock, Series B. All such quarterly dividends will be paid on October 1, 2007 to holders of record as of the close of business on September 14, 2007.

Furthermore, the Board of Directors has authorized the repurchase of up to 24 million shares of Textron’s Common Stock, stated on a post-split basis. This repurchase program replaces the company’s previous 12 million (pre-split) share repurchase program authorized on January 26, 2006, under which the company repurchased about 10 million (pre-split) shares.

“These actions underscore our confidence in the company’s outlook for continued strong future cash generation, and reflects the robust demand for our products coupled with continued progress in our enterprise management initiatives,” said Textron Chairman, President and CEO Lewis B. Campbell.

About Textron

Textron Inc. is an $11 billion multi-industry company operating in 32 countries with approximately 40,000 employees.  The company leverages its global network of aircraft, industrial and finance businesses to provide customers with innovative solutions and services. Textron is known around the world for its powerful brands such as Bell Helicopter, Cessna Aircraft, Jacobsen, Kautex, Lycoming, E-Z-GO, Greenlee, Fluid & Power, Textron Systems and Textron Financial Corporation.  More information is available at www.textron.com.

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